EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ENTERED INTO AT MONTREAL ON 11 OCTOBER, 2006

BETWEEN:                             AVENSYS INC., having its head office at
                                     400 Montpellier Blvd, Montreal, province of
                                     Quebec, H9R 3S3, represented by Mr. John G.
                                     Fraser, the President of its Board of
                                     Directors, duly authorized for the purposes hereof as he so declares;

                                     (hereinafter referred to as "AVENSYS")

AND: MARTIN d'AMOURS, engineer, domiciled and residing at 20022, place Wilson, at Baie d'Urfe, province of Quebec, H9X 3J8;

                                     (hereinafter referred to as the "Employee")

AND TO WHICH INTERVENES:             MANARIS CORPORATION, having its head office
                                     at 1155 Blvd Rene-Levesque West, suite
                                     2720, Montreal, province of Quebec,
                                     H3B 2K8, represented by Mr. John G. Fraser, the president and chief executive, duly authorized for the purposes hereof as he so declares;

                                     (hereinafter referred to as "MANARIS")

WHEREAS AVENSYS and the Employee wish to enter into an employment agreement according to the terms and conditions provided hereinafter;

WHEREAS AVENSYS wishes to protect its legitimate business interest;

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Employment agreement
AVENSYS inc. / Martin d'Amours                                                 2
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WHEREAS AVENSYS operates a business of manufacturing and distribution of fiber optical components, modules and instrumentations;

WHEREAS AVENSYS operates particularly in Canada, Unites States and Europe;

WHEREAS MANARIS owns AVENSYS;

WHEREAS as an essential condition of this Employment Agreement, the Parties wish to agree on confidentiality, non-competition and non-solicitation covenants in order to protect the legitimate business interest of AVENSYS.

THE PARTIES AGREE AS FOLLOWS:

The preamble forms part of the Agreement.

1.    FUNCTIONS

      1.1 The Employee shall act as President and Chief Executive Officer (President et chef de la direction) of AVENSYS.

      1.2 AVENSYS shall retain the services of the Employee as of November 1, 2006.

2.    TERM OF EMPLOYMENT

      2.1 The Employee's employment shall begin on November 1, 2006 and continue for a period of two (2) years and eight (8) months, terminating on June 30, 2009.

3.    EMPLOYEE RESPONSIBILITIES

      3.1 The Employee shall be responsible for all operations and management of AVENSYS, including strategic planning & direction, mergers & acquisition, relations with the board of directors and the parent corporation, the whole in accordance with the instructions and the direction of the Board of Directors of AVENSYS.

      3.2 The Employee shall diligently, faithfully and honestly serve AVENSYS during the term of his employment, and shall use his best efforts to promote the interests of AVENSYS.

      3.3 The Employee shall devote all his time and attention to carry out his duties and shall not engage in conduct which would constitute a conflict of interest with AVENSYS. The Employee shall not act as a Director or on the advisory committee of other corporations without the prior written authorization of AVENSYS. AVENSYS shall not unduly withhold such authorization except if the said other corporations are in business sector competing with those of AVENSYS.

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Employment agreement
AVENSYS inc. / Martin d'Amours                                                 3
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4.    SALARY

      4.1   AVENSYS shall pay the Employee the following salary:

            - from November 1, 2006 to June 30, 2007: two hundred thousand dollars ($200,000.00) on a yearly basis being sixteen thousand six hundred and sixty-six dollars and sixty six cents ($16,666.66) monthly, less all applicable deductions, for each of the eight (8) months of this period;

            - from July 1, 2007 to June 30, 2008: two hundred and ten thousand dollars ($210,000.00) on a yearly basis being seventeen thousand five hundred dollars ($17,500.00) monthly, less all applicable deductions, for each of the twelve (12) months of this period;

            - from July 1, 2008 to June 30, 2009: two hundred and twenty five thousand dollars ($225,000.00) on a yearly basis being eighteen thousand seven hundred and fifty dollars ($18,750.00) monthly, less all applicable deductions, for each of the twelve (12) months of this period.

            to be paid out in accordance with the policies of AVENSYS as to payment of salaries to its employees.

5.    VACATIONS AND BENEFITS

      5.1 Vacations: The Employee shall be entitled to five (5) weeks (or twenty-five business days) of paid vacation on a yearly basis. Vacations will be taken at times mutually agreed upon between the Employee and AVENSYS.

      5.2 Stock Option: The Employee shall benefit as of November 1, 2006 of an option agreement for one million (1,000,000) Common stock in the share capital of Manaris Corporation, a Nevada corporation, the whole in accordance with the terms and conditions of the Option Agreement and the Stock Option Plan attached hereto as schedule A.

            In case of termination without Serious Reason, as defined in paragraph 9.2, the Employee will be entitled to exercise the options that are vested at the date of termination and the options that would have vested within twelve (12) months of the said termination, within ninety (90) days of said date of termination. In no event may the vested options be exercised later than the expiration of the term of the options as set forth in the Option Agreement.

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AVENSYS inc. / Martin d'Amours                                                 4
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      5.3   Bonus: The Employee shall benefit from a yearly bonus as set forth in Schedule B.

      5.4 Benefits: The Employee shall benefit of the group insurance plan offered to AVENSYS employees. AVENSYS reserves the right to modify the group insurance plan at any time, at its absolute discretion.

      5.5 Car Allowance: AVENSYS will pay up to one thousand five hundred dollars ($1,500) per month for the use of a car. This amount shall include all costs in relation to insurance, licensing, maintenance and normal usage of the car.

      5.6 Expenses: AVENSYS agrees to reimburse the Employee for the eligible expenses incurred in the execution of its functions, upon presentation of an expense report, in accordance with AVENSYS policies, which may be modified from time to time by AVENSYS at its absolute discretion.

      5.7 Others: AVENSYS shall reimburse the cost of high speed internet at the home of the Employee and provide the Employee with all necessary business tools including a portable computer and Blackberry or the equivalent.

6.    CONFIDENTIAL INFORMATION

      6.1 Access to information: As part of its functions with AVENSYS or any current or future subsidiary of AVENSYS within the meaning of the Companies Act (Quebec) (individually a "Subsidiary" or collectively the "Subsidiaries"), the Employee shall have access to information concerning the business of AVENSYS, its clients or its supplier and its subsidiaries.

      6.2 Confidential information: Information that can reasonably be considered confidential or whose disclosure would have an impact on the interests of AVENSYS, its clients or its subsidiaries and namely, without limiting the general scope of the foregoing, any information concerning the affairs of AVENSYS, its clients or its subsidiaries, including bids, financial information, methods, processes, software, names, clients' skills and requirements, suppliers, list of employees and distributors, ideas, concepts, projects, discoveries, inventions (patentable or not), know-how as well as other technical and business knowledge, regardless of their form or the media (if applicable) on which they may be presented, including all sketches, lists, reports, models, prototypes, disks, diskettes, tapes or other documents or similar objects, constitutes confidential information under the present agreement and is the property of AVENSYS, its clients and its subsidiaries, whether or not such information has been declared confidential.

      6.3 Confidentiality: The Employee agree, for the entire duration of the present agreement and after the termination of it, to maintain the confidentiality of the confidential information as defined in paragraph 6.2 and not to disclose, directly or indirectly, any part of it to anyone or to use it in any manner without first obtaining written authorization from AVENSYS.

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Employment agreement
AVENSYS inc. / Martin d'Amours                                                 5
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      6.4   Photocopies or other reproductions: At the request of AVENSYS, the
            Employee shall immediately hand over any documents in its possession or under its control that contain information about confidential information, as well as reproductions thereof.

      6.5 Policies: The Employee agrees to respect all policies that may be implemented by AVENSYS or its subsidiaries from time to time regarding confidential information, the confidential information of any AVENSYS client, as well as any commitments to which they are privy and that bind AVENSYS with any of its clients.

      6.6 Use of information: The Employee agrees not to take or keep, at the end of his employment, any document or any reproduction of confidential information or any other physical property belonging to AVENSYS, its clients or the companies associated with it.

      6.7 Exceptions: AVENSYS recognizes that the Employee shall not be in default of its commitments under this agreement if the Employee discloses information:

            6.7.1 That, not being the fault of the Employee or any other person under the terms of their commitments to AVENSYS or AVENSYS clients, is in the public domain or becomes so;

            6.7.2 That, in accordance with the law, must be disclosed; or

            6.7.3 That the Employee must necessarily disclose in exercising its functions with AVENSYS, AVENSYS clients or the companies associated with it.

7.    LOYALTY AND NON-COMPETITION

      7.1 Loyalty: The Employee agrees during his employment not to act in a manner that is disloyal to AVENSYS, its subsidiaries, or their clients, including, without limiting the general scope of the foregoing, not negatively impacting or attempting to negatively impact the relations of AVENSYS, its subsidiaries with their employees, distributors, suppliers, representatives, clients or other parties with which AVENSYS, or its subsidiaries, do business; furthermore, the Employee shall not accept any commissions or earnings from persons doing business with AVENSYS, its subsidiaries, their clients or companies related thereto.

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AVENSYS inc. / Martin d'Amours                                                 6
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      7.2   Non-competition: The Employee agrees, for the entire duration of the present agreement and for a period of twelve (12) months following the end of the agreement, not to do the following, either directly or indirectly:

            7.2.1 The Employee will not enter the employment of any other person partnership, or corporation or provide services to any such person which is in direct competition with the Products (as hereinafter defined) of the AVENSYS and its subsidiaries and Employee shall not engage directly or indirectly in such competitive business or enterprise, financially, or as an advisor, consultant, owner or agent or in any other relation or capacity whatsoever in Canada;

                  For the purpose of this agreement, "Products" means manufacturing and distributing fiber optical components and distributing environmental monitoring systems;

            7.2.2 Solicit the clients of AVENSYS and its subsidiaries in order to personally profit from contacts established with these persons during the employment in order to sell them Products that are in competition with those of AVENSYS and its subsidiaries;

            7.2.3 Employ or solicit to employ or poach any persons in the employ of AVENSYS or its subsidiaries.

            In the event that the employment of the Employee is unilaterally terminated by AVENSYS without Serious Reason and in the event that the twelve (12) months compensation mentioned in sub-section 9.3 is not fully paid by AVENSYS upon termination of the employment, the provisions of the section 7.2.1 shall not apply.

      7.3 Reasonableness: The Employee expressly declares and recognize that the restrictions stipulated in paragraphs 7.1 and 7.2 are reasonable and valid in terms of their duration, the activities and persons targeted, that they are essential in order to allow AVENSYS and its subsidiaries to adequately protect their position in the market in which they do business, operate and pursue activities, that they represent the agreement concluded between AVENSYS and the Employee and, consequently, dispense AVENSYS and its subsidiaries from having to establish their validity. In the event that a court were to rule that the above-mentioned non-competition commitment is too broad in scope of activities or territory or too long in duration, the Parties undertake to negotiate new covenants respecting the maximum level deemed reasonable.

8.    PENALTIES AND EXTENT OF RESTRICTIONS

      8.1 Failure to respect commitments: The Employee recognizes that their failure to respect his commitments and obligations mentioned in section 6 or 7 would cause irreparable damage to AVENSYS and that AVENSYS and its subsidiaries shall have the right to resort to legal action to obtain an injunction or damages or any other recourse in response to such a violation or threat of violation.

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AVENSYS inc. / Martin d'Amours                                                 7
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      8.2   Extent of restrictions: The parties recognize that if the extent of any restriction contained in section 6 or 7 is deemed unreasonable to allow for full applicability, such restriction shall then be applicable to the maximum extent permitted by the laws in the Province of Quebec. The Employee hereby agrees and accept that the extent of this restriction may, if necessary, be modified accordingly as part of any legal action taken in order to give effect to this restriction and ensure it is respected.

9.    TERMINATION

      9.1 This agreement shall be renewed automatically for succeeding terms of one (1) year unless AVENSYS gives notice to Employee, at least one hundred and eighty (180) days prior to the expiration of this agreement or of any term of renewal, of its intention not to renew.

      9.2 AVENSYS may terminate this Agreement for Serious Reason in writing at any time and without notice period or compensation of any kind whatsoever. The employment of the Employee under the present agreement may be terminated or end earlier, and shall in fact be automatically terminated without notice in the following cases:

            9.2.1 The Parties agree in writing to terminate this Agreement; or

            9.2.2 The Employee dies; or

            9.2.3 The Employee seriously neglects his obligations under the present agreement; or

            9.2.4 The Employee is regularly intoxicated while performing his duties; or

            9.2.5 The Employee commits act of theft, fraud or embezzlement against AVENSYS or any other material acts of dishonesty; or

            9.2.6 Any serious reasons within the meaning of section 2094 of the
                  Civil Code of Quebec.

      9.3 Termination of the Employee without Serious Reason: Due to the nature of AVENSYS's competitive business environment, the fact that its business is highly knowledge driven and because of the Employee's executive position, AVENSYS may, in its sole and absolute discretion, at any time, without being obliged to demonstrate cause or Serious Reason, terminate the Employee's employment upon the payment of an indemnity in lieu of notice equal to the Employee's salary and benefits that would have been payable under sub-sections
            4.1 and 5.4 of this agreement for the twelve (12) months following termination, as well as of any bonus or portion of bonus as defined in Schedule B. Such indemnity shall be paid, at the sole discretion of AVENSYS, in a lump sum or in twelve (12) equal installments.

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AVENSYS inc. / Martin d'Amours                                                 8
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      9.4   Termination by the Employee: The employment of the Employee under this Agreement shall terminate upon receipt by AVENSYS of a two (2) month prior written notice of resignation signed by the Employee. In such event, the Employee shall receive no further payment after the expiry of this resignation notice.

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AVENSYS inc. / Martin d'Amours                                                 9
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10.   RECOURSE AND ENFORCEABILITY

      10.1 Recourse: The Employee recognizes that the beneficiaries of their obligations under the terms of the present agreement could suffer serious and irreparable damage due to the breach of the commitments stipulated in the present agreement, harm that damages would be unable to compensate. The Employee expressly agrees that in the event that the above-mentioned commitments are breached, AVENSYS and any other beneficiary of the present commitments may resort to injunctions or other remedial action permitted by a competent court to have the provisions of the present agreement executed without harming the exercising of all other available recourse, including but without limiting the general scope of the foregoing, recourse to damages.

11.   NOTICES

      11.1 Any notice, request or other communication required pursuant to this Agreement shall be in writing and shall be delivered in person, or sent by mail, registered mail, if the postal service is in operation throughout Canada, or by fax to the following addresses:

            11.1.1 to Martin d'Amours:

                   20022, place Wilson
                   Baie-d'Urfe (Quebec)  H9X 3J8
                   Fax: (514) 457-6668

            11.1.2 to Avensys:

                   400 Montpellier Blvd
                   Montreal (Quebec), H4N 2G7
                   To the attention of the President of the Board of Directors
                   Fax: (514) 428-1433

      Such notice shall be deemed as having been received the business day immediately following the delivery or transmission by fax or in person. If it is sent by mail, it shall be deemed as having been received the third
      (3rd) business day after the date it was mailed. However, if after having mailed the notice, the postal service is stopped for whatever reason, it shall be delivered in person or faxed. A Party may, from time to time, change his mailing address by notifying the other Parties.

12.   FURTHER DOCUMENTATION

      12.1 The parties hereto and each of them hereby consents and agrees to do such things, attend such meetings, and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with its true intent.

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Employment agreement
AVENSYS inc. / Martin d'Amours                                                10
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13.   WAIVERS

      13.1 No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar); nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.

      13.2 No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

14.   HEADINGS

      14.1 The insertion of headings and the division of this Agreement into sections and subsections is for convenience of reference only and shall not affect the interpretation hereof.

15.   MISCELLANEOUS

      15.1 Currency: Amounts to be advanced, paid or calculated under this Agreement are to be advanced, paid or calculated in Canadian dollars.

      15.2 Enforceability: Any decision by a court to the effect that one of the provisions in the present agreement is null or non enforceable shall in no way affect the validity or the enforceability of the other provisions in the present agreement.

      15.3 Applicable laws: The present agreement is interpreted under and governed by the applicable laws of Quebec and the applicable laws of Canada. The Superior court of the province of Quebec, district of Montreal shall have jurisdiction.

16.   FRENCH LANGUAGE

      16.1 The parties have expressly agreed that this agreement as well as any related documents be drafted in English. Les parties reconnaissent avoir expressement exige la redaction en anglais de la presente convention, ainsi que tout document execute a la suite ou relativement a la presente convention.

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Employment agreement
AVENSYS inc. / Martin d'Amours                                                11
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IN WITNESS WHEREOF, the parties signed the present service agreement on the date and at the place mentioned above.

AVENSYS INC.


/s/ John G. Fraser                                  /s/ Martin d'Amours
----------------------------                        ----------------------------
By: JOHN G. FRASER, Chairman                        MARTIN d'AMOURS


MANARIS CORPORATION


/s/ John G. Fraser
----------------------------
By: JOHN G. FRASER, President and C.E.O.

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                                   SCHEDULE B

                                      BONUS

The yearly Reference Period and remuneration for the establishment of the Bonus shall be as per section 4.1, except for the period of November 1st, 2006 to June 30th, 2007, which shall be interpreted as a full 12 months Reference Period corresponding to the fiscal year of AVENSYS.

Discretionary Bonus: The Employee is eligible to an annual discretionary bonus in cash, targeted at 10% of the remuneration payable for the Reference Period, based on the general achievement of the Employee during a given Reference Period. One of the intent of this bonus is for AVENSYS to be able to compensate the Employee's for his efforts and achievement that are not directly reflected in the revenue and the EBITDA of AVENSYS. This bonus will be granted based on the non financial objectives of AVENSYS at the sole discretion of the Board of Directors on its first meeting that will follow any applicable Reference Period.

Performance Bonus: The Employee is eligible to an annual discretionary bonus in cash on the base of forty percent (40%) of the remuneration payable in the Reference Period. Such bonus shall be payable in function of the revenue and EBITDA of AVENSYS for the Reference Period in reference to the budget applicable for such reference period, the whole as described in schedule B of the present agreement.

The objectives will be fixed by the board of directors before each Reference Period. The EBITDA can be replaced by the Profit before taxes as a measurement metric at the discretion of the board of directors. Upon agreement of the Parties, the present bonus plan may be amended from time to time.

Both Discretionary Bonus and Performance Bonus are payable at the latest ninety
(90) days following the end of the Reference Period.

In case of termination without Serious Reason, as set forth in paragraph 9.2, the amount of the Performance Bonus to which the Employee would otherwise be entitled for the Reference Period in which the date of termination occurs shall be pro-rated to the number of complete months expired on said date of termination.

The Performance Bonus will be based on the annual budget for the Reference Period (fiscal year of AVENSYS). For each fiscal year, a budget is approved by the board of director at the beginning of the year. Exceptionally, the budget can be subsequently revised by the board of directors for exceptional reasons such as mergers & acquisition or other events outside of the normal business context.

No Performance Bonus will be paid if less than 80% of the revenue objective AND less than 40% of the EBITDA objective is reached.

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The EBITDA is "Earning before Interest, Taxes and Depreciation of Assets" and should also exclude any extraordinary/unplanned adjustment/provision requested by the auditor or decided by the board of director.

The formula to calculate the Performance Bonus is the following:

            A = Achieved % of EBITDA objective

            B = Achieved percentage of revenue objective

            C = Target Performance Bonus (40% of remuneration)

            Bonus = A * B * C